Exhibit 99.1

Oncothyreon Announces Presentation of Data from Phase 1Trial of ONT-10

SEATTLE, WASHINGTON, November 8, 2013/PRNewswire/ - Oncothyreon Inc. (NASDAQ: ONTY) today announced the presentation of preliminary results from an ongoing Phase 1 trial of ONT-10, a therapeutic vaccine targeting the tumor-associated antigen MUC1, at the Annual Meeting of the Society for Immunotherapy of Cancer in National Harbor, Maryland. The trial is a first-in-man dose escalation trial in patients with advanced, previously treated malignancies of types associated with the expression of MUC1. ONT-10 was administered either weekly or every other week over an 8 week period. Patients with stable disease for at least twelve weeks after starting treatment with ONT-10 were eligible for a separate maintenance protocol in which the same dose of the vaccine was administered every six weeks until tumor progression.

The dose escalation portion of the trial has enrolled 33 patients with advanced malignancies, including ovarian cancer (10), pancreatic cancer (5), endometrial cancer (4), colorectal cancer (4) lung cancer (3) and breast cancer (3), who had received extensive prior lines of therapy (median 3, range 1-11). ONT-10 was administered at doses from 250 µg up to 1000 µg weekly, and from 250 µg up to 2000 µg every other week. To date, 19 patients have entered the maintenance protocol. ONT-10 has been well-tolerated in this trial, with no treatment-related serious adverse events. The most common treatment-related adverse events have been fatigue and injection site reactions, all of which have been mild to moderate in severity. A dose-limiting toxicity has not been identified, and patients are currently being enrolled in a 2000 µg weekly cohort.

A significant endpoint of the trial was to determine if ONT-10 stimulates the production of MUC1-specific antibodies as seen in preclinical animal models. At the time of the presentation, sera were available for testing in 30 patients treated at doses up to 1000 µg weekly. IgM and IgG anti-MUC1 antibodies were observed in the majority of patients at titers frequently exceeding 1:50,000. The data support a dose and schedule response, with the greatest IgG response occurring at 1000 µg weekly.

Thirty-one patients were evaluated for anti-tumor activity by RECIST (Response Evaluation Criteria in Solid Tumors) 1.1. Twenty patients (65%) were progression free at the time of first tumor assessment at week 9 or 10, while progressive disease occurred in 11 patients (35%). Eight patients have been progression free for 6 months or greater (range 6 to 18 months). Three of these 8 patients were reported to have a history of progressive disease prior to the initiation of ONT-10, while an additional patient had a rising tumor marker. A decrease in the size of nodal disease was seen in two patients with ovarian cancer.

“Our early experience with ONT-10 is encouraging” said John Nemunaitis, M.D. Executive Medical Director at Mary Crowley Cancer Research Centers, Dallas, Texas and principal investigator for this study. “The lack of observed toxicity, the immune response to the vaccine, and the delayed time to progression of greater than 6 months in advanced stage patients are all supportive of the expansion of ONT-10 into later stage trials.”

“We are excited by the strong antibody response to ONT-10 we have seen in this trial,” said Scott Peterson, Ph.D. Chief Scientific Officer of Oncothyreon. “In preclinical models treatment with ONT-10 was associated with both a high titer antibody response and significant anti-tumor activity. As our studies with ONT-10 progress, we are looking forward to evaluating the correlation of antibody levels with potential anti-tumor activity in man.”

“Upon completion of the dose-escalation portion of this trial, we currently plan to enroll one or more disease-specific expansion cohorts,” said Diana Hausman, M.D., Chief Medical Officer of Oncothyreon. “We intend to use these results to guide our plans for the further development of ONT-10.”

About ONT-10

ONT-10 is a therapeutic vaccine targeting MUC1, a tumor-associated antigen present on many types of human malignant tumors, including lung, breast, colorectal, prostate and ovarian cancer. ONT-10 contains a glycosylated antigen designed to mimic the hypoglycosylated state of tumor-associated MUC1 and intended to stimulate both the humoral and cellular arms of the immune response. Preclinical results demonstrated that administration of ONT-10 produces a robust antibody response in mice specific for human tumor MUC1, a strong cellular immune response directed to the target and significant anti-tumor activity. Additionally, the adjuvant component of ONT-10, PET-Lipid A, a fully synthetic toll like receptor 4 (TLR4) agonist discovered by Oncothyreon, was shown to have enhanced potency compared to the marketed adjuvant monophosphoryl lipid A (MPL®).

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,”

“will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding clinical development activities.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including those predicting the timing, duration and results of clinical trials, the timing and results of regulatory reviews, the safety and efficacy of our product candidates, and the indications for which our product candidates might be developed. There can be no guarantee that the results of preclinical studies or clinical trials will be predictive of either safety or efficacy in future clinical trials. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com